EXHIBIT (D)

                            THE EXCHANGE TRADED TRUST

                          INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made as of the 8th day of December, 2005, by and between THE EXCHANGE TRADED TRUST, a Delaware Statutory Trust (the "Trust"), and ZIEGLER CAPITAL MANAGEMENT, LLC, a Wisconsin limited liability company (the "Advisor").

                                   WITNESSETH:

      In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

      1. In General

            The Trust hereby appoints the Advisor to act as investment advisor with respect to the portfolio series of the Trust's common stock listed on Exhibit A attached hereto. The portfolio series is referred to herein as the "Fund." The Advisor agrees to provide professional investment management with respect to the investment of the assets of the Fund and to supervise and arrange the purchase and sale of securities held in the portfolio of the Fund. The Advisor may engage, on behalf of the Fund, the services of a Sub-Advisor, subject to any limitations imposed by the Investment Company Act of 1940 (the "Act"). It is understood that the Trust may create one or more additional separate portfolio series of shares and that, if it does so, this Agreement may be amended to include additional portfolio series under the terms of this Agreement.

      2. Duties and Obligations of the Advisor With Respect to Management of the Fund

            (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Fund, the Advisor shall:

                  (i) Decide what securities shall be purchased or sold by the
            Fund and when; and

                  (ii) Arrange for the purchase and the sale of securities held in the portfolio of the Fund by placing purchase and sale orders for the Fund.

            (b) Any purchases or sales of portfolio securities on behalf of the Fund shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Act and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust as amended from time to time; (4) any policies and determinations of the Board of Trustees; and (5) the fundamental policies of the Fund, as reflected in its registration statement under the Act, or as amended by the shareholders of the Fund.
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            (c) The Advisor shall give the Fund the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) the Advisor shall not be subject to liability to the Trust or to any shareholder of the Fund for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement related, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Trust shall indemnify the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) from any liability arising from the Advisor's conduct under this Agreement to the extent permitted by the Trust's Agreement and Declaration of Trust, By-Laws and applicable law.

            (d) Nothing in this Agreement shall prevent the Advisor or any affiliated person (as defined in the Act) of the Advisor from acting as investment advisor or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Advisor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

            (e) It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's Registration Statement under the Act or the Securities Act of 1933 except for information supplied by the Advisor for inclusion therein.

      3. Broker-Dealer Relationships

            In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and the sale of securities held by the Fund by placing purchase and sale orders for the Fund, the Advisor and/or any Sub-Advisor shall select such broker-dealers ("brokers") as shall, in the Advisor's or Sub-Advisor's judgment, implement the policy of the Fund to achieve "best execution," i.e., prompt and efficient execution at the most favorable securities price. In making such selection, the Advisor and/or Sub-Advisor is also authorized to consider whether the broker provides brokerage and/or research services to the Fund and/or other accounts of the Advisor or Sub-Advisor. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor and/or Sub-Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor's or the Sub-Advisor's overall responsibilities as to the accounts as to which it exercises investment discretion. The Advisor and/or Sub-Advisor shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Advisor and/or Sub-Advisor shall be prepared to show that commissions paid (i) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the Advisor and/or Sub-Advisor in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Trust recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question.


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      4. Allocation of Expenses

            The Advisor agrees that it will furnish the Trust, at the Advisor's expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Advisor will also pay all compensation of all Trustees, officers and employees of the Trust who are affiliated persons of the Advisor. All costs and expenses not expressly assumed by the Advisor under this Agreement shall be paid by the Trust, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its Trustees other than those affiliated with the Advisor; (v) legal and audit expenses; (vi) fees and expenses of the Fund's administrator, custodian, shareholder servicing or transfer agent and accounting and/or pricing services agent; (vii) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of dividends; (viii) fees and expenses incident to the registration under federal or state securities laws of the Fund or its shares; (ix) expenses of preparing, printing and mailing reports and notices proxy material and prospectuses to shareholders of the Fund; (x) all other expenses incidental to holding meetings of the Fund's shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xii) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and (xiii) all expenses which the Trust or the Fund agrees to bear in any distribution agreement or in any plan adopted by the Trust and/or a Fund pursuant to Rule 12b-1 under the Act.

      5. Compensation of the Advisor

            The Trust agrees to pay the Advisor, out of the assets of the Fund, and the Advisor agrees to accept as full compensation for all services rendered by the Advisor as such, an annual management fee, payable monthly and computed on the value of the average daily net asset value of the Fund as shown on Exhibit A attached hereto.


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      6. Duration and Termination

            (a) This Agreement shall go into effect as to the Fund on the date set forth on Exhibit A attached hereto and shall, unless terminated as hereinafter provided, continue in effect for a period of two years and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by: (i) the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval; and (ii) either by a vote of a majority of the Board of Trustees or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the Fund.

            (b) This Agreement may be terminated by the Advisor with respect to the Fund at any time without penalty upon giving the Trust sixty (60) days' written notice (which notice may be waived by the Fund) and may be terminated by the Trust with respect to a Fund at any time without penalty upon giving the Advisor sixty (60) days' written notice (which notice may be waived by the Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a majority (as defined in the Act) of the voting securities of the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act).

      IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the date first above written.

                                        THE EXCHANGE TRADED TRUST


                                        By: /s/ David G. Stoeffel
                                            ------------------------------------
                                            David G. Stoeffel, President


                                        ZIEGLER CAPITAL MANAGEMENT, LLC


                                        By: /s/ Brian K. Andrew
                                            ------------------------------------
                                            Brian K. Andrew,
                                            Senior Managing Director and
                                            Chief Investment Officer


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                                                                       EXHIBIT A

                            THE EXCHANGE TRADED TRUST

                          INVESTMENT ADVISORY AGREEMENT

1.    ArcaEx Tech 100 ETF

      (a) Effective Date: _________, 2006

      (b) Management Fee: The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.30% on the first $250 million in average daily net assets; 0.25% on the next $250 million in average daily net assets; 0.20% on the next $500 million in average net daily assets; and 0.15% on average daily net assets in excess of $1 billion.